Financial Industries Corporation Files 2006 Annual Report, Becomes Current on SEC Form 10-K Submissions

AUSTIN, TX -- 06/01/2007 -- Financial Industries Corporation (PINKSHEETS: FNIN) today announced that it had filed its annual report on Form 10-K for the year ended Dec. 31, 2006, bringing the company current on its Form 10-K filings.

"The filing of our 2006 Form 10-K marks the culmination of a multi-year effort to ensure that FIC's financial results are reported on both an accurate and timely basis," said Bill Prouty, FIC's chief executive officer. "With this project complete, our management team can now turn its full attention to growing and effectively managing our business. We are excited by the strategic opportunities FIC is pursuing and see tremendous potential for the company in coming months."

In analyzing the company's results of operations, a separation of results between continuing and discontinued operations provides a meaningful view. Net losses for 2006, 2005, and 2004 were $24.8 million, $165,000, and $14.3 million, respectively. In December 2006, FIC sold its Family Life subsidiary, resulting in a loss from discontinued operations totaling $25.5 million, which consists of a $1.1 million loss on operations during the year and a $24.4 million loss on the sale. Losses from discontinued operations were $1.1 million in 2005 and $2.5 million in 2004.

Income from continuing operations totaled $715,000 in 2006 and was $942,000 a year earlier. FIC's loss from continuing operations was $12.1 million in 2004. The company also recorded income resulting from a cumulative effect of change in accounting principle of $229,000 in 2004.

A summary of the company's results of operations is as follows:

                                    Year Ended December 31,
                               --------------------------------
                                  2006        2005      2004
                               ---------   ---------  ---------
                                         (In millions)

Income (loss) from continuing
 operations                    $     0.7   $     0.9  $   (12.1)
Loss from discontinued
 operations                         (1.1)       (1.1)      (2.5)
Loss from sale of discontinued
 operations                        (24.4)          -          -
Net loss                           (24.8)       (0.2)     (14.3)
This full report can be accessed for free at www.ficgroup.com or www.sec.gov.

FIC, through its Investors Life Insurance Company of North America subsidiary, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

Statements in this document relating to future developments, disclosures and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from these forward-looking statements as a result of market conditions, the timing and results of FIC's audits, reviews and filings with regulatory bodies, the interest of and actions by third parties engaging in transactions with FIC and other factors contained in FIC's Form 10-K for the year ended Dec. 31, 2006, and other filings with the SEC.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone:  512-404-5128
E-mail:  ir@ficgroup.com